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                                                                     EXHIBIT 4.8

                                 PROMISSORY NOTE

$350,000.00                                                    December 15, 1994


         FOR VALUE RECEIVED, the undersigned, Cragar Industries, Inc., a Delaware corporation ("Maker"), promises to pay Sidney Dworkin ("Payee"), at ______________________ _______________________________________, or such other place as Payee shall designate in writing, the principal sum of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00), at the rate of interest in the amount of (i) one and one-half percent (1 1/2%) per month through the period ending June 30, 1994, and (ii) two percent (2%) per month through the period commencing on July 1, 1994 and ending at such time that Maker shall have paid Payee all of the outstanding principal indebtedness evidenced by this Note.

         This Note is the obligation of Maker only, and no recourse shall be had for the payment thereof of the interest thereon against any stockholder, officer or director of Maker, either directly or through Maker, by virtue of any statute for the enforcement of any assessment or otherwise, all such liability of stockholders, directors and officers of such being released by Maker by the acceptance of this Note.

         Any term of this Note may be amended and the observance of any term hereof may be waived only with the written consent of both Maker and Payee.

         The provisions of this Note shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to principals of conflict of laws.

         The terms and conditions contained this Note shall apply to and bind the heirs, representatives, successors, administrators and assigns of the parties hereto.

         This Note is not assignable without the prior written consent of the other party. Any attempt at such an assignment without such consent shall be void.

         IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first set forth above.

                                            "MAKER":

                                            CRAGAR INDUSTRIES, INC.

                                            a Delaware corporation

                                            By:      Michael Hartzmark
                                                ----------------------------
                                                     Michael Hartzmark
                                                     President